Exhibit 4.1

ICON plc
SHARE OPTION PLAN 2003
As updated 26th October 2006 for the Bonus Share Issue and further updated 5th February 2007
(FOR EMPLOYEES AND SALARIED DIRECTORS)

TABLE OF CONTENTS

1.	INTRODUCTION	4

2.	ADMINISTRATION	4
2.1.	Administration by Committee	4
2.2.	Committee Responsibilities	4
2.3.	No Right to Participation	4

3.	SHARES AVAILABLE FOR GRANTS	4
3.1.	Basic Limitation	4
3.2.	Additional Shares	4

4.	ELIGIBILITY	4
4.1.	General Rules	4

5.	OPTIONS	4
5.1.	Stock Option Agreement	4
5.2.	Transfer of Awards	5
5.3.	Waiver of an Option and failure to complete Stock Option Agreement	5
5.4.	Number of Shares	5
5.5.	Exercise Price	5
5.6.	Exercisabilitv and Term	5
5.7.	Acceleration Upon Change in Control	5
5.8.	Modification or Assumption of Options	5
5.9.	Liquidation	5

6.	PAYMENT FOR OPTION SHARES	5
6.1.	General Rule	5
6.2.	Exercise/Sale	6
6.3.	Other forms of Payment	6

7.	ADJUSTMENT OF SHARES	6
7.1.	Adjustments	6
7.2.	Reorganisation	6

8.	LIMITATION ON RIGHTS	6
8.1.	Retention Rights and Cessation of Employment	6
8.2.	Shareholders’ Rights	6
8.3.	Regulatory Requirements	7

9.	WITHHOLDING TAXES	7

10.	FUTURE OF THE PLAN	7
10.1.	Term of the Plan	7
10.2	.Amendment or Termination	7

11.	DEFINITIONS	7
11.1.	Award	7
11.2.	Board	7
11.3.	Change in Control	7
11.4.	Code	8
11.5.	Committee	8
11.6.	Company	8
11.7.	Date of Grant	8

11.8.	Employee	8
11.9.	Exchange Act	8
11.10.	Exercise Price .	8
11.11.	Internal Revenue Service .	8
11.12.	Market Value	8
11.13.	NSO	8
11.14.	Option	9
11.15.	Optionee	9
11.16.	Ordinary Share	9
11.17.	Outstanding Shares	9
11.18.	Plan	9
11.19.	Securities and Exchange Commission	9
11.20.	Share	9
11.21.	Stock Option Agreement	9
11.22.	Subsidiary	9

ICON plc
SHARE OPTION PLAN 2003
( as updated 26 October 2006)

1.	INTRODUCTION

The Plan is established pursuant to a resolution of shareholders dated 17th January 2003.  The purpose of the Plan is to establish an employees’ share scheme within the meaning of Section 2 of the Companies (Amendment) Act 1983 as a share incentive scheme to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, and (c) linking Employees directly to shareholder interests through increased share ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options which will constitute NSO’s.  The Plan shall be governed by, and construed in accordance with, the laws of Ireland.

2.	ADMINISTRATION

2.1.	Administration by Committee. The Plan shall be administered by the Committee.

2.2.
Committee Responsibilities.  The Committee shall (a) select the Employees who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate from time to time to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3.	No Right to Participation. No person shall be entitled as of right to participate in the Plan, and decisions regarding participation shall be made by the Committee in its absolute discretion.

3.	SHARES AVAILABLE FOR GRANTS

3.1.
Basic Limitation.  Any Shares over which Options may be issued pursuant to the Plan shall be authorised but unissued shares. The aggregate number of Shares that may be issued under the Plan shall not exceed 3,000,000 Shares. In addition, the aggregate number of Shares that may be issued pursuant to Options awarded under the Plan shall not in any event exceed 10% of the Outstanding Shares at the time of the grant unless the Board expressly determines otherwise. The maximum number of Shares with respect to which Options may be granted under the Plan during any calendar year to any Employee shall be 200,000 Shares. The Company shall keep available sufficient authorised but unissued Shares to meet in full the exercise of all Options. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 7.

3.2.
Additional Shares.  If any Options are forfeited or if any Options terminate for any other reason before being exercised, then Shares subject to such Options shall again become available for Awards under the Plan.

4.	ELIGIBILITY

4.1.	General Rules. Only Employees shall be eligible for designation as participants by the Committee.

5.	OPTIONS

5.1.
Stock Option Agreement. Each grant of an Option under the Plan (unless the Committee determines otherwise in its absolute discretion) shall be evidenced by a Stock Option Agreement between the Optionee and the Company.  Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2.
Transfer of Awards.  Options shall not be transferable, save that an Option Agreement may permit a transfer of the Option on death to an Optionee’s personal representatives, by will or the laws for intestate succession.  The transferee of an Option shall be bound by the provisions of this Plan and the Stock Option Agreement entered into by the Optionee and (unless otherwise determined by the Committee in its absolute discretion) such transferee shall agree in writing on a form prescribed by the Committee to be so bound.

5.3.
Waiver of an Option and failure to complete Stock Option Agreement.  An Optionee may by notice in writing given within 60 days of the Date of Grant of an Option disclaim in whole or in part his or her rights under that Option in which case the Option, or that portion of the Option disclaimed, shall for all purposes be deemed not to have been granted.  Unless the Committee determines otherwise in its absolute discretion, it shall be a condition of the grant of an Option that an Optionee completes a Stock Option Agreement and where an Optionee fails to do so within any time specified by the Committee, that Option shall be deemed not to have been granted.

5.4.
Number of Shares.  Each Stock Option Agreement shall specify the number of Shares over which the Option is granted and shall provide for the adjustment as provided in Article 7. An Optionee may elect, upon exercise of an Option, to acquire Ordinary Shares of the Company.

5.5.	Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price shall not be less than 100% of the Market Value of a Share.

5.6.
Exercisabilitv and Term. Each Stock Option Agreement shall specify the date when all or any instalment of the Option may be exercised.  The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant.  A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death or disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

5.7.
Acceleration Upon Change in Control.  The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

5.8.
Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume (i.e., succeed by operation of contract to all rights and obligations under) outstanding Options or accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. Any other provision of the Plan notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

5.9.
Liquidation.  In the event of the liquidiation, dissolution or other winding up of the Company, all Options shall cease to be exercisable (unless the Committee at its sole discretion shall determine otherwise). Optionees shall not be entitled to damages or other compensation of any kind.

6.	PAYMENT FOR OPTION SHARES

6.1.
General Rule.  The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are acquired, except that the Stock Option Agreement may specify that payment may be made in any other form(s) described in this Article 6.

6.2.
Exercise/Sale.  If permitted by the applicable Stock Option Agreement, payment may be made by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

6.3.	Other forms of Payment. If permitted by the applicable Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

7.	ADJUSTMENT OF SHARES

7.1.
Adjustments.  In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the issued Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, or a spin-off, the Committee shall make appropriate adjustments in one or more of (a) the number of Shares available for future Awards under Article 3, (b) the number of Shares covered by each outstanding Option and (c) the Exercise Price under each outstanding Option. Except as provided in this Article 7, an Optionee shall have no rights by reason of any issue by the Company of shares of any class or securities convertible into shares of any class, any subdivision or consolidation of shares of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of any class.

7.2.
Reorganisation.  In the event that the Company is a party to a merger, takeover or other reorganisation, outstanding Options shall be subject to the agreement of merger or reorganisation or the agreed terms of the takeover. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving company (the term “surviving company” for purposes of this Section 7.2 shall include reference to an acquiring company in a takeover situation) or its parent, for the substitution of options on the stock of the surviving company or its parent, or for the continuation of Options by the Company (if the Company is a surviving company). In the event the Company is not the surviving company and the surviving company will not assume the outstanding Options, the agreement of merger, consolidation or takeover shall provide for (a) payment of a cash settlement equal to the difference between the amount to be paid for the Shares covered by the Option and the aggregate Exercise Price, (b) the acceleration of the exercisability of such outstanding Options followed by the cancellation of Options not exercised or (c) substitution of an option in the surviving company for the Option; all in any case without the Optionees’ consent. Any cancellation shall not occur earlier than 30 days after such acceleration is effective and Optionees have been notified of such acceleration.

8.	LIMITATION ON RIGHTS

8.1.
Retention Rights and Cessation of Employment.  Neither the Plan nor any Option granted under the Plan shall be deemed to give any individual a right to remain an employee or director of the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate the service of any employee or director at any time, with our without cause, subject to applicable laws, the Company’s Memorandum and Articles of Association and a written employment agreement (if any).  Under no circumstances will any Optionee ceasing to be an Employee be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

8.2.
Shareholders’ Rights.  An Optionee shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to filing the proper Notice of Exercise and tendering the Exercise Price for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Notice of Exercise and tender of Exercise Price is given, except as expressly provided in Article 7.

8.3.
Regulatory Requirements.  Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

9.	WITHHOLDING TAXES

If withholding tax obligations arise under federal, state, local or foreign law in connection with any transaction under the Plan, then the Employee, beneficiary or other person who is subject to such obligations shall make arrangements satisfactory to the Company to meet such obligations. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

10.	FUTURE OF THE PLAN

10.1.
Term of the Plan.  The Plan, as set forth herein, shall become effective as of the date of its approval by the Company’s shareholders at an Annual General Meeting to be held on the 17th January 2003. The Plan shall remain in effect until it is terminated under Section 10.2, except that no Option shall be granted after the 17th January 2013.

10.2.
Amendment or Termination.  The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Option previously granted under the Plan. Notwithstanding such termination, the Company shall continue to act, administer and manage the Plan in accordance with its terms.

11.	DEFINITIONS

11.1.	Award means any grant of an Option under the Plan.

11.2.	Board means the Company’s Board of Directors, as constituted from time to time.

11.3.	Change in Control means:

(a)
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganisation, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganisation is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b)	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)
A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d)
Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 1 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares). For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary, (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company, (iii) Ronan Lambe, and (iv) John Climax.

A transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction.

11.4.	Code means the US Internal Revenue Code of 1986, as amended.

11.5.	Committee means the Compensation Committee of the Board or such other committee of the Board, as the Board may appoint to administer the Plan from time to time.

11.6.	Company means ICON plc, an Irish corporation and its successor corporations.

11.7.	Date of Grant means the date of the Committee resolution under which an Option is granted or as otherwise specified in the Committee resolution approving the Option Grant.

11.8.	Employee means (a) an employee of the Company or of a Subsidiary, and (b) a director holding a salaried employment or office of the Company or any Subsidiary.

11.9.	Exchange Act means the US Securities Exchange Act of 1934, as amended.

11.10.	Exercise Price means the amount for which one Share may be acquired upon exercise of an Option, as specified in the applicable Stock Option Agreement.

11.11.	Internal Revenue Service means the US Internal Revenue Service.

11.12.	Market Value means the market price of Shares on the day preceding the Date of Grant, determined by the Committee as follows:

(a)
If Shares were traded on a stock exchange on the date in question, then the Market Value shall be equal to the higher of par and the closing price reported for such date by the applicable composite-transactions report; and

(b)	If (a) is not applicable, the Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Market Value by the Committee shall be based on the prices reported in The Wall Street Journal, Eastern Edition, USA. Such determination shall be conclusive and binding on all persons.

11.13.	NSO means an employee stock option not described in section 422 or 423 of the Code.

11.14.	Option means a NSO granted under the Plan and entitling the holder to purchase by way of subscription (as such term is understood under Irish law) Shares.

11.15.	Optionee means an individual or estate who holds an Option.

11.16.	Ordinary Share means one ordinary share in the capital of the Company.

11.17.	Outstanding Shares means the total issued Ordinary Shares and the Shares issuable under the options granted to Allan Morgan, William Taaffe and Syu Tanaka each dated 1 January 1997.

11.18.	Plan means this ICON plc Share Option Plan 2003, as it may be amended from time to time.

11.19.	Securities and Exchange Commission means the US Securities and Exchange Commission.

11.20.	Share means either one Ordinary Share or one ordinary share in the capital of the Company as represented by one American Depository share and as evidenced by an American Depository Receipt.

11.21.
Stock Option Agreement means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option and which shall be in such form as the Committee shall determine in its absolute discretion.

11.22.
Subsidiary means any company, if the Company and / or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock (e.g., issued shares) of such company. A company that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.